Exhibit 99.1

基-5 コンプライアンス規程 (Compliance Regulations)

株式会社LogProstyle Group (LogProstyle Group Corporation)

平成29年4月14日制定 (Established April 14, 2017)

Chapter 1: General Provisions

Article 1 (Purpose)

These regulations establish the basic matters concerning the implementation of compliance (legal compliance) within LogProstyle Group (hereinafter referred to as “the Company”) and its business management organizations specified in the management regulations (together with the Company, hereinafter referred to as “the Company Group”), with the aim of maintaining fair management of the company and protecting it from complaints from customers, shareholders, and society.

Article 2 (Definition of Compliance)

In these regulations, “compliance” means that officers, employees, contract employees, part-time workers, and temporary staff (hereinafter referred to as “Personnel”) of the Company Group shall observe laws and regulations and conduct business activities without causing social problems.

Chapter 2: Principles

Article 3 (Basic Policy of Compliance)

The Company Group shall recognize and communicate the importance of compliance throughout the organization, position compliance as the basic principle of business management, and conduct compliance activities based on this, thereby protecting the trust of society and enhancing corporate value.

Article 4 (Applicable Laws)

The laws and regulations in these regulations refer to important social rules that Personnel must observe as members of the Company Group, including not only laws and regulations but also compliance action guidelines, Board of Directors regulations, and other internal regulations established separately.

Article 5 (Related Regulations)

Specific matters concerning the basic principles of compliance shall be stipulated separately in the “Compliance Implementation Regulations” established by resolution of the Board of Directors.

Chapter 3: Compliance System

Article 6 (Organization and Authority)

To ensure the effectiveness of compliance promotion, the following organizations shall be established as necessary:

(1) Risk & Compliance Committee (hereinafter referred to as “the Committee”)

a. The Company Group shall establish a Risk & Compliance Committee to promote compliance, prevent compliance violations in advance, and respond appropriately when violations occur.

b. The Committee shall meet regularly once per quarter and extraordinarily as needed.

c. The Committee shall be chaired by the Corporate Management Department of the Company and shall consist of the Company’s Directors, Corporate Auditors and the General Manager of the Internal Audit Department. The Company’s full-time statutory auditor may attend the Committee meetings. The Chairperson may convene a meeting of the Committee and, if necessary, may request the attendance of persons other than members of the Committee and hear their opinions.

d. The Committee shall (1) discuss and decide on compliance-related systems and initiatives, (2) collect and disseminate compliance-related information, (3) plan, manage, implement, and review compliance education, and (4) perform other duties as deemed necessary by the Committee.

e. If necessary, the Company shall work with the internal audit office of the Company to check the status of compliance by officers and employees and instruct them to make improvements if any problems are found.

f. If a compliance violation is reported or such a case arises, the Committee shall meet as necessary, investigate the facts, and if a compliance violation is recognized, promptly report its details to management and take appropriate action while preventing recurrence.

h. The Committee shall report important matters concerning compliance to the company’s representative directors and the Board of Directors as necessary.

(2) Board of Directors

a. The Company’s Board of Directors shall establish and revise these regulations as necessary and deliberate and decide on important matters concerning compliance.

(3) Chief Management Officer

a. The positions of Chief Management Officer and Chief Compliance Officer (hereinafter referred to as “Chief Officers”) shall be established. The Chief Management Officer and Chief Compliance Officer shall be as follows:

Chief Management Officer: Company Representative Director

Chief Compliance Officer: Company Executive Management Director

(4) Chief Compliance Officer

a. The Chief Compliance Officer shall coordinate with the company’s internal auditors to understand the compliance status of the Company Group’s officers and employees and report important matters concerning compliance to the Committee and the company’s Board of Directors as appropriate.

(5) Compliance Officer

a. Each division and department head of the Company Group shall be a Compliance Officer.

b. Compliance Officers shall act under the direction of the Chief Compliance Officer, understand and analyze the status of compliance in their own departments, and report to the Chief Compliance Officer.

2.	Unless there are unavoidable circumstances as specified by law, persons appointed under this article shall not disclose any confidential information obtained in the course of their duties to anyone outside the company without the permission of the Chief Compliance Officer.

Article 7 (Duties of Chief Officers)

The duties of the Chief Officers shall be as follows:

(1) To investigate and determine measures against violations of laws and regulations

(2) To order the cessation of acts violating laws and regulations

(3) To establish measures to prevent recurrence of violations of laws and regulations

(4) To provide necessary guidance and advice regarding compliance with laws and regulations

(5) To communicate necessary information regarding other laws and regulations

Article 8 (Authority of Chief Officers)

1.	The Chief Officers shall have the authority to investigate all directors and Personnel of the Company Group regarding violations of laws and regulations.

2.	The Chief Officers may request reports from relevant departments for the investigation of violations of laws and regulations.

3.	The Chief Officers may establish external contact points when deemed necessary.

4.	The Chief Ethics Officer, etc. may request the Board of Directors of the Company to deliberate on violations of laws, regulations, and rules, etc.

Chapter 4: Application to Personnel

Article 9 (Responsibilities of Personnel)

1.	The officers and employees of the Company Group shall faithfully comply with laws, regulations, and rules in the execution of their duties in accordance with the policies and systems described in the preceding articles.

2.	The officers and employees of the Company Group shall not engage in any business or operations that are in violation of laws, regulations, or other rules, and in the event that a violation of laws, regulations, or other rules should occur, they shall deal with the violation in good faith, giving top priority to preventing the spread of damage and securing the trust of customers, shareholders, and other stakeholders.

3.	Personnel of the Company Group at the section manager level or above must take responsibility for implementing these regulations within their organizations.

Article 10 (Prohibited Acts)

Personnel of the Company Group must not do any of the following:

(1) Commit acts that violate laws and regulations

(2) Direct or order other Personnel to violate laws and regulations

(3) To incite other officers, employees, or persons outside the Group to commit acts that violate laws, regulations, or other rules.

(4) Tacitly approve of any conduct of other officers or employees that violates laws, regulations, or other rules and regulations.

Article 11 (Duty of Cooperation)

Personnel of the Company Group must fully cooperate with instructions from Chief Officers, submit necessary materials, and respond to investigations as requested.

Article 12 (Prevention of Legal and Regulatory Violations)

In the performance of their duties, the officers and employees of the Company Group shall exercise due care to ensure that the work they are in charge of and the work of the organization to which they belong conform to laws, regulations, and other rules.

1.	If there is a possibility of violation of laws, regulations, or rules, or if there is any unclear point in interpretation of laws, regulations, or rules, etc., the organization must inquire in advance to the department in charge of these rules, the department in charge of laws and regulations, or the department in charge of the relevant internal regulations.

2.	Supervisors who receive such consultations must investigate the possibility of legal violations and indicate preventive measures.

3.	Personnel who receive such indications must comply with them.

Article 13 (Corrective Procedures in Case of Violations)

1.	If Personnel of the Company Group discover that they have violated or may have violated laws and regulations in the course of their duties, they must:

(1) Report to their supervisor

(2) Report to the Compliance Officer

2.	Those who fall under the preceding paragraph shall not disclose any confidential information concerning reporters and consultants to any person other than those who are involved in the processing of the project in question. In the event that it is deemed necessary to investigate and take action on a report, the Chief Compliance Officer shall be notified.

3.	The Chief Compliance Officer shall investigate the facts, take necessary action, and discuss any serious violations with the Chief Officer.

Article 14 (Reporting Routes for Personnel - Legal Violations)

1.	If an officer or employee of the Company Group becomes aware that a violation of laws, regulations, or other rules has been committed or is suspected to have been committed within the Company or in the course of business entrusted or outsourced to the Company Group, and that corrective action has not been taken in accordance with Article 13, he/she shall report such conduct to one of the following. The same applies to reporting or consulting when one is the victim of a violation:

(1) The company’s Company executive management director, internal audit department

(2) The company’s statutory auditor, outside director, outside auditor.

2.	In principle, reports and consultations in accordance with the preceding paragraph shall be made by clearly indicating the department to which the person belongs and his/her name, but the privacy of the person concerned shall be respected and he/she shall not be treated unfavorably in any aspect, including personnel matters.

Article 15 (Disciplinary Action)

If Personnel of the Company Group violate any of these regulations, they shall be subject to disciplinary action in accordance with the respective employment regulations of the Company Group, and the Company Group may claim damages from Personnel who have caused damage. However, consideration may be given in the case of voluntary reports of violations.

(1) When intentionally violating laws and regulations

(2) When directing or suggesting to others to violate laws and regulations, or when Personnel or parties outside the Company Group engage in acts violating laws and regulations

(3) When knowingly allowing others to violate laws and regulations without reporting

(4) When making false reports or subsequent false reports

(5) When refusing to cooperate with investigations without reasonable cause

Chapter 5: Maintenance of Compliance System

Article 16 (Prevention of Recurrence)

When violations of laws and regulations occur, the Company Group shall promptly implement and steadily execute measures to prevent recurrence.

Article 17 (Written Pledge)

1.	Personnel must submit a written pledge as separately prescribed to the company when joining or leaving the company, or when otherwise deemed necessary.

2.	The provisions of the preceding paragraph shall, in principle, apply to the officers.

Article 18 (Internal Audit)

Internal auditors shall audit the status of compliance in each department of the Company Group.

Chapter 6: Supplementary Provisions

Article 19 (Management and Revision of Regulations)

The management of these regulations shall be handled by the company’s Executive Management Department, and revisions shall be determined after deliberation by the company’s Board of Directors.

[Revision History]

Established: April 14, 2017

Enacted: April 14, 2017

Revised: June 15, 2017

Revised: June 14, 2018

Revised: July 15, 2022

Revised: April 1, 2023

Revised: October 1, 2023

			Reference number	5

Compliance regulations				Enacted on April 14, 2017
Revised on October 13, 2023

Revision status	Revision No	Revision Date	Major Revisions

			Before revision	After revision

	1	July 15, 2022

Article 6 (1) (e)

In cooperation with the Internal Audit Office of the Company as necessary, the officers and employees shall confirm whether compliance is being observed, and if there are any problems, they shall direct improvements.

Article 6 (1) (e)

If necessary, we will work with the company’s internal audit office to check the compliance status of executives and employees, and if there are any problems, we will instruct them to make improvements.

	2	July 15, 2022

Article 14

The officers and employees of the Company Group shall, in the course of their duties within the Company or in the course of work entrusted to or commissioned by the Company Group, (omission)

(1) the Internal Audit Office of the Company

(2) the Company’s auditors (or, in the case of a Company Group company with auditors, the auditors of that company)

2. Reports and consultations in accordance with the preceding paragraph shall be made with the name and department of the person making the report or consultation clearly stated, but the privacy of the person making the report or consultation shall be respected and the person shall not be subject to any disadvantageous treatment in any respect, including personnel matters.

Article 14

The officers and employees of the Company Group shall, in the course of their duties within the Company or in the course of work entrusted to or commissioned by the Company Group, (omission)

(1) the General Manager of the Legal Department and the General Manager of the Internal Audit Office of the Company

(2) the full-time Corporate Auditor, Outside Director and Outside Corporate Auditor of the Company

2. Reports and consultations in accordance with the preceding paragraph shall, in principle, be made with the name and department clearly stated, but the privacy of the person in question shall be respected, and they shall not be subject to any disadvantageous treatment in terms of personnel or any other aspect.

3	July 15, 2022

Article 15

If any of the officers or employees of the Company Group falls under any of the following, they shall be subject to disciplinary action in accordance with the Company Group’s employment regulations, and (omission)

3. For any violation outside the scope of the laws, regulations, and rules, etc. defined in the definitions of these regulations, the appropriateness of the disciplinary action shall be determined in accordance with the Company Group’s employment regulations, etc.

Article 15

If any of the officers or employees of the Company Group falls under any of the following, they shall be subject to disciplinary action in accordance with each of the Company Group’s employment regulations, and (omission)

3. For any violation outside the scope of the laws, regulations, and rules, etc. defined in the definitions of these regulations, the appropriateness of the disciplinary action shall be determined in accordance with each of the Company Group’s employment regulations, etc.

4	July 15, 2022	Article 18 The Internal Audit Office shall audit the status of compliance with compliance in each department of the Company Group.	Article 18 The Internal Audit Office shall audit the status of compliance in each department of the Company Group.

5	April 1, 2023	Article 6 (1), (3) Article 14 (2) General Manager of the Legal Department	Article 6 (1), (3) Article 14 (2) General Manager of the Business Management Department

6	April 1, 2023	Article 18 The Legal Department of the Company shall be responsible for these regulations, and any amendments or abolitions shall be decided by the Board of Directors of the Company.	Article 18 The Business Management Department of the Company shall be responsible for these regulations, and any amendments or abolitions shall be decided by the Board of Directors of the Company.

7	April 1, 2023

Article 6 (omitted)

(1) Compliance Committee (hereinafter referred to as “Committee”)

a. (omitted) The Compliance Committee shall be established.

b. The Committee shall meet as necessary.

c. (omitted)

d. The Committee shall implement training and other activities related to compliance as necessary.

Article 6 (omitted)

(1) Risk and Compliance Committee (hereinafter referred to as the “Committee”)

a. (omitted) The Risk and Compliance Committee shall be established.

b. The Committee shall, in principle, meet once a quarter, and shall also meet on an ad hoc basis as necessary.

c. (omitted)

d. The Committee shall, with regard to compliance, (1) discuss and decide on matters such as compliance systems and initiatives

(2) collect and disseminate compliance-related information

(3) plan, manage, implement and review compliance education

(4) and perform other matters deemed necessary by the Committee.

8	October 1, 2023		Minor revisions due to company name change

File Explanation

Document Name: Compliance Regulations

Document Summary: Used to establish the company’s compliance regulations

Submission Date:

Submission Order:

Document Destination: Company Management

基-6 コンプライアンス行動規範 (Compliance Action Guidelines)

株式会社LogProstyle Group (Kabushiki Kaisha LogProstyle Group)

平成29年4月14日制定 (Established April 14, 2017)

Article 1 (Purpose) LogProstyle Group (hereinafter referred to as “the Company”), in accordance with the Company Group’s management policy and our role in society as a publicly traded company (including affiliated companies, hereinafter referred to as “the Company Group”), shall take the following actions as a good corporate citizen. We shall adhere to all related laws, regulations, and social norms, and conduct business activities with high ethical standards, aiming to gain social trust and contribute to society’s development:

1.	To develop and provide socially useful and safe products and services to gain the satisfaction and trust of consumers and customers..

2.	We shall engage in fair, transparent, free competition and appropriate business transactions. We will also maintain sound and normal relationships with politics and government.

3.	Communicate not only with shareholders but also with society at large, and disclose corporate information in a positive and fair manner. In addition, we shall thoroughly protect and manage various types of information, including personal and customer information.

4.	Respect the diversity, personality and individuality of our employees and ensure a safe and comfortable working environment to achieve comfort and affluence.

5.	Addressing environmental issues is a challenge common to all humankind, and we will act proactively as an essential requirement for the existence and activities of the company.

6.	As a good corporate citizen, actively engage in social contribution activities.

7.	We shall resolutely confront antisocial forces and organizations that threaten the order and safety of civil society, and shall thoroughly cut off all relationships with them.

8.	In response to the globalization of our business activities, we will not only comply with the laws of each country and region and respect various international norms, including human rights, but also contribute to the economic and social development of the country and region concerned through management that takes into consideration the culture, customs, and interests of our stakeholders.

9.	The President and Representative Director of the Company shall recognize that it is his role to realize the spirit of this Code of Conduct, and shall take the initiative to ensure its thorough implementation within the Company and its affiliated companies, as well as to encourage our business partners to do the same. In addition, the President and Representative Director of the Company shall establish an effective internal system by constantly monitoring internal and external opinions.

10.	In the event of a violation of this Code of Conduct, the President and Representative Director of the Company shall make it clear both inside and outside the Company that he or she is committed to solving the problem, and shall endeavor to investigate the cause and prevent recurrence of the problem. He/she will also promptly and accurately disclose information to the public, fulfill his/her accountability, clarify his/her authority and responsibility, and take strict disciplinary action, including his/her own.

Article 2 (Management and Revision) The management of these guidelines shall be handled by the Company’s Executive Management Department, and revisions shall be determined after deliberation by the Board of Directors.

Established: April 14, 2017

Enacted: April 14, 2017

Revised: October 1, 2023

			Reference number	6

Compliance action guidelines				Enacted on April 14, 1999
Revised on October 1, 2023

Revision status	Revision No	Revision Date	Major Revisions

			Before revision	After revision

	1	October 1, 2023

(Purpose)

Article 1.

The PropoLife Group, Inc. (hereinafter referred to as the “Company”) and the corporate group defined in the Rules and Regulations of the Company (hereinafter collectively with the Company, the “Company Group”) and the corporate group defined in the Company’s Regulations and Management Rules (hereinafter referred to as “the Group”) shall respect human rights, comply with relevant laws and regulations, international rules, and the spirit of such laws and regulations, both within and outside of Japan, and shall strive to create a sustainable society based on the following 10 principles, in order to create added value through fair competition, to contribute to economic and social development by creating jobs, and to continue to be useful to society at large. We will fulfill our social responsibilities with the highest ethical standards.

(Purpose)

Article 1.

LogProstyle Inc. Group (hereinafter referred to as the “Company”) and the corporate group defined in the Company’s Regulations and Management Rules are committed to the development of the economy and society by creating added value through fair competition and generating employment shall, based on the following 10 principles, respect human rights, comply with relevant laws and regulations, international rules and their spirit, both within and outside Japan, and shall strive to create a sustainable society, in order to contribute to economic and social development by creating added value and employment through fair competition, and to continue being a useful entity for society at large. We will fulfill our social responsibilities with the highest ethical standards.

File Explanation

Document Name: Compliance Action Guidelines

Document Summary: Used to establish the company’s compliance action guidelines.

Submission Date:

Submission Order:

Document Destination: Company Management